EXHIBIT 1A-2C

CERTIFICATE OF DESIGNATION OF

PREFERRED STOCK OF

SANWIRE CORPORATION

To Be Designated Series C Preferred Stock

Pursuant to Section NRS 78.426 of the General Corporation Law of the State of Nevada

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Sanwire Corporation a Nevada corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of Forty Million (40,000,000) shares of convertible preferred stock be, and the same hereby is, authorized; and the Chairman and Chief Executive Officer of the Corporation be, and he hereby is, authorized and directed to execute and file with the Secretary of State of the State of Nevada a Certificate of Designation of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1. Number of Shares; Designation. A total of Forty Million (40,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation are hereby designated as Series C Preferred Stock (the “Series”). Shares of the Series (“Preferred C Shares”) will be issued pursuant to the terms of the Stock Purchase Agreement (the “Agreement”), dated March 5, 2020 by and among the Corporation and Shareholders of Intercept Music, Inc., a copy of which will be provided to any stockholder of the Corporation upon request therefor. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Stock Purchase Agreement.

2. Rank. The Series shall, with respect to rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(i)	Senior and prior to the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Articles of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Preferred C Shares. Any shares of the Corporation’s Capital Stock which are junior to the Preferred C Shares with respect to rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Liquidation Shares.”

(ii)

Pari passu any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Articles of Incorporation or the certificate of designation establishing such additional preferred stock as ranking equal to the Preferred C Shares or which do not state they are Junior Liquidation Shares or Senior Liquidation Shares (as defined below). Any shares of the Corporation’s Capital Stock which are equal to the Preferred C Shares with respect rights upon liquidation, dissolution or winding- up of the affairs of the Corporation are hereinafter referred to as “Parity

Liquidation Shares.”

(iii)	Junior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Articles of Incorporation or the certificate of designation establishing such additional preferred stock as ranking senior to the Preferred C Shares. Any shares of the Corporation’s Capital Stock which are senior to the Preferred C Shares with respect to rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Liquidation Shares.”

3. Dividends. Dividends may be declared and paid on the Preferred C Shares from funds legally available therefor as and when determined by the Board of Directors.

4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event”), the Holders (i) shall not be entitled to receive any Compensatory Distributions until all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive Compensatory Distributions on such shares held by them in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of all Compensatory Distributions to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Compensatory Distributions payable to the Holders and the Compensatory Distributions payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of Parity Liquidation Shares are entitled were paid in full.

5. Conversion.

(a) Right to Convert. Each Holder shall have the right to convert, at any time after 4 months of the date of issuance of the Series (the “Voluntary Conversion Date”). Any time after the Voluntary Conversion Date the Holder may convert any number of the Preferred C Shares held by such Holder into a certain number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”).

(b) Conversion Notice. In order to convert Preferred C Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 12:00 p.m., central time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or any day recognized as a Federal holiday in the United States) on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Exhibit A hereto (a “Conversion Notice”), stating the number of Preferred C Shares to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with paragraph 5(c) below. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Preferred C Shares to the Holder reflecting the number of shares a Holder holds subsequent to each Conversion; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred C Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice(s). Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder for each Preferred C Share pursuant to a Conversion shall be 10 fully paid and non-assessable shares of Common Stock. The number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock and shares of Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock then authorized to be issued by the Corporation, and in the event that there are insufficient shares of Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Corporation will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Corporation of such Conversion Notice.

(d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the fifth (5th) Business Day following the later of the date on which the Corporation receives a Conversion Notice from a Holder by facsimile transmission pursuant to paragraph 5(b), above, and the date on which the Corporation receives the related Preferred C Shares certificate (such fifth Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 5(c) above.

(e)	If:

(i)	the Corporation shall authorize the granting of to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(ii)	there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger, or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Company; or

(iii)	there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, the Corporation shall cause to be delivered to each Holder in accordance with the notice provisions of the Stock Purchase Agreement, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 5(e).

(f) Subject to the proviso set forth in paragraph 5(d) hereof, the Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of the Series the maximum number of each of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of the Series, and shall take all action required to increase the authorized number of shares of Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series.

6. Status of Shares. All Preferred C Shares that are at any time converted pursuant to paragraph 5 above, and all Preferred C Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

7. Voting Rights. This Series shall have no voting rights. Upon Conversion of the Preferred C Shares into Common Shares, the Holder shall have all of the rights of the Common Shareholders, including but not limited to voting. Pursuant to paragraph 5(b), The Holder shall be deemed to be the owner of record of the Common Stock on the Conversion Date.

8. Restrictions and Limitations.

So long as any Preferred C Shares remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Preferred C Shares, voting together as a single class:

(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for (a) a transaction in which all outstanding shares of Preferred Stock are concurrently redeemed, purchased or otherwise acquired, or (b) conversion into or exchange for shares of Capital Stock of the Corporation that are both (x) Junior Liquidation Shares, and (y) no greater than pari passu with the Preferred A Shares with respect to the payment of dividends;

(ii)	alter, modify or amend (whether by merger or otherwise) the terms of the Series in any way;

(iii)	create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series as to redemption or distribution of assets upon a Liquidation Event;

(iv)	increase (whether by merger or otherwise) the authorized number of shares of the Series;

(v)	re-issue (whether by merger or otherwise) any Preferred C Shares which have been converted in accordance with the terms hereof;

(vi)	issue (whether by merger or otherwise) any securities of the Corporation ranking pari passu with or senior to Preferred C Shares as to rights upon a Liquidation Event;

(vii)	issue (whether by merger or otherwise) any shares of the Series except pursuant to the terms of the Stock Purchase Agreement;

(viii)	enter into any definitive agreement or commitment with respect to any of the foregoing; or

(ix)	cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

In the event that the Holders of at least a majority of the outstanding Preferred C Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred C Shares then outstanding.

10. Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing. “Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

“Compensatory Distribution” means any payment or distribution paid to holders of Capital Stock upon the occurrence of a “Liquidation Event.”

“Holder” means any holder of Preferred C Shares, all of such holders being the “Holders.”

“New Securities” means any Common Stock or preferred stock, whether or not authorized on the date hereof, and rights, options or warrants to purchase Common Stock or preferred stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or preferred stock; provided, however, that “New Securities” does not include the following:

(i) shares of Capital Stock of the Corporation issued or issuable upon conversion or exercise of any currently outstanding securities;

(ii) shares or options or warrants for Common Stock granted to officers, directors and employees of, and consultants to, the Corporation pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors;

(iii) shares of Common Stock or preferred stock issued in connection with any pro rata stock split, stock dividend or recapitalization by the Corporation;

(iv) shares of Capital Stock issued to a strategic investor in connection with a strategic commercial agreement as determined by the Board of Directors;

(v) shares of Capital Stock issued to an investor in connection with a joint venture arrangement where the Corporation is a participant;

(vi) shares of Capital Stock issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity;

(vii) shares of Capital Stock issued in an underwritten public securities offering pursuant to a registration statement filed under the Securities Act of 1933, as amended;

(viii) shares of Capital Stock issued to current or prospective customers or suppliers of the Corporation approved by the Board of Directors as compensation or accommodation in lieu of other payment, compensation or accommodation to such customer or supplier;

(ix) shares of Capital Stock issued to any person that provides services to the Corporation as compensation therefor pursuant to an agreement approved by the Board of Directors; and

(x) securities issuable upon conversion or exercise of the securities set forth in paragraphs (i) – (ix) above.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chairman and Chief Executive Officer as of November 10, 2020.

By:
Name:	Christopher Whitcomb
Title:	Chairman, Chief Executive Officer